Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

Dated as of December 24, 2020

by and among

PLUTO ACQUISITIONCO INC.,

PLUTO MERGER SUB INC.,

PRGX GLOBAL, INC.

and

THE SHAREHOLDERS OF

PRGX GLOBAL, INC. LISTED ON THE SIGNATURE PAGES HERETO

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of December 24, 2020 (this “Agreement”), is entered into by and among Pluto Acquisitionco Inc., a Delaware corporation (“Parent”), Pluto Merger Sub Inc., a Georgia corporation (“Merger Sub”), PRGX Global, Inc., a Georgia corporation (the “Company”), and the Persons listed on the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (as herein defined).

RECITALS

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) holder of shares of common stock, no par value per share (the “Shares”), of the Company (all such shares held by such Shareholder, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired, held of record or beneficially owned by the Shareholder prior to the termination of this Agreement being referred to as the “Subject Shares” of the Shareholder); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified in accordance with its terms, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Voting and Transfer of Company Common Stock

1.1    Voting. Each Shareholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending immediately prior to the earlier of the Effective Time and the termination of this Agreement (the “Applicable Period”), at every meeting of the Company Shareholders (a “Meeting”) and at every adjournment or postponement of such Meeting, to cause to be present and counted and to vote (or cause to be voted or acted upon by written consent with respect to) all Subject Shares capable of being voted as follows: (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger; (b) in favor of any proposal to adjourn or postpone a Meeting at which there is a proposal for such Company Shareholders to vote upon the adoption of the Merger Agreement to a later date; (c) against any Acquisition Proposal and/or Acquisition

Transaction or the adoption of any agreement providing for or contemplating an Acquisition Transaction; and (d) against any amendment of the Company’s Charter or other action or agreement of the Company, in each case, for which the vote of the Company Shareholders is required to authorize such action or agreement, that would reasonably be expected to (i) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (ii) prevent or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

1.2    No Transfer. During the Applicable Period, the Shareholder shall not, directly or indirectly: (a) sell, convey, transfer, pledge or otherwise encumber or dispose of any Subject Shares or any capital stock of any of the Company’s Subsidiaries; (b) deposit any Subject Shares or capital stock of the Company’s Subsidiaries into a voting trust or enter into a voting agreement or any other arrangement with respect to any such shares or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Subject Shares or capital stock of the Company’s Subsidiaries; (d) otherwise permit any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”), to be created on any Subject Shares or capital stock of the Company’s Subsidiaries (other than liens under securities laws); or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that this Section 1.2 shall not prohibit a Transfer of the Subject Shares or capital stock of the Company’s Subsidiaries to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of Shareholder’s immediate family, or upon the death of the Shareholder, provided, that any such Transfer referred to in this proviso shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Merger Sub, to be bound by all of the terms of this Agreement.

1.3    Stop Transfer. The Company hereby acknowledges the restrictions on the Transfer of Subject Shares and capital stock of the Company’s Subsidiaries contained in Section 1.2. The Company agrees not to register any Transfer of shares of Company Common Stock (whether such shares are represented by a Certificate or are Uncertificated Shares) or other uncertificated interest representing any Subject Shares or capital stock of the Company’s Subsidiaries by any Shareholder made in violation of the restrictions set forth in Section 1.2.

1.4    Waiver of Appraisal Rights. Each Shareholder hereby agrees not to exercise, and hereby irrevocably and unconditionally waives, any rights to dissent, demand payment and obtain appraisal provided under Section 14-2-1301 et seq. of the GBCC with respect to the Merger, agrees not to dissent with respect to the Merger, withdraws any exercise of such rights and agrees that the fair value of the Subject Shares is not more than the consideration payable therefor pursuant to the Merger, and Parent, Merger Sub and the Company hereby accept such withdrawal.

1.5    Public Announcements; Filings; Disclosures. No Shareholder (nor any of its respective Affiliates) shall issue any press release or make any public announcement or public statement (to the extent not previously disclosed or made in accordance with the Merger

Agreement) with respect to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby, including the Merger, without the prior consent of Parent or Merger Sub (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other public announcement may be required by Law, in which case such Shareholder shall use its commercially reasonable efforts to provide Parent and Merger Sub with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by Parent or Merger Sub, or (ii) in connection with a Company Board Recommendation Change, if and to the extent permitted by the terms of the Merger Agreement. Each Shareholder shall permit and hereby authorizes Parent, Merger Sub and the Company to publish and disclose, in all documents and schedules filed with the SEC, any proxy statement to shareholders or other disclosure document that Parent, Merger Sub or the Company reasonably determines to be necessary in connection with the Merger and any other transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Shareholder’s Subject Shares and the nature of the Shareholder’s commitments and obligations under this Agreement. Notwithstanding anything to the contrary in this Section 1.5, each Shareholder that is a director or officer of the Company, in his or her capacity as a director or officer of the Company, may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other parties, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

1.6    No Solicitation.

(a)    No Solicitation. Except as expressly permitted pursuant to Section 5.3 of the Merger Agreement, each Shareholder agrees that it shall not and shall cause each of its Affiliates not to, and that it shall instruct and use its reasonable best efforts to cause its and its Affiliates’ Representatives not to and shall cause its Affiliates to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i)    solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal;

(ii)    furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or facilitate to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or offer that is or could reasonably be expected to constitute an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

(iii)    participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than (A) solely to inform such Persons of the existence of the provisions contained in this Section 1.6 and (B) contacting such Person or its Representatives to clarify the terms and conditions of such Acquisition Proposal);

(iv)    approve, endorse or recommend an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal);

(v)    authorize or enter into any Contract relating to an Acquisition Proposal (or any offer or proposal that could reasonably be expected to lead to an Acquisition Proposal; or

(vi)    terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement or resolve, agree or propose to do any of the foregoing.

(b)    Notice. Each Shareholder shall promptly (and, in any event, within 24 hours) give written notice to Parent if such Shareholder receives (i) any inquiry, proposal, indication of interest or offer with respect to an Acquisition Proposal, (ii) any request by any Person or group for information in connection with or with respect to any Acquisition Proposal, or (iii) any request by any Person or group for discussions or negotiations, or to initiate or continue discussions or negotiations, with respect to an Acquisition Proposal, setting forth in such notice the name of such Person or group and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written request, inquiry, proposal, indication of interest or offer, including proposed agreements and any other written communications) and thereafter shall keep Parent informed, on a prompt basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any amendments thereto); provided that, such obligation to keep Parent informed on a prompt basis shall be deemed satisfied if the same information is provided in a notice provided by the Company to Parent.

1.7    Additional Subject Shares. Each Shareholder hereby agrees to promptly (and in any event within two (2) Business Days) notify Parent and Merger Sub of the number of any additional Shares with respect to which record or beneficial ownership is acquired by such Shareholder, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Shareholder as of the date hereof.

1.8    Further Assurances. Each Shareholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

1.9    No Agreement as a Director or Officer. No Shareholder makes any agreement or understanding in this Agreement in such Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if such Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such

Shareholder in his or her capacity as such a director or officer; or (b) will be construed to prohibit, limit, or restrict such Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company.

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby represents and warrants to the Company, Parent and Merger Sub as follows:

2.1    Organization; Authorization. Such Shareholder, if it is an entity, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization. Such Shareholder has all requisite individual or entity (as applicable) capacity, power and authority to execute and deliver this Agreement and to perform, his, her or its obligations under this Agreement. With respect to a Shareholder that is an entity, the execution and delivery of this Agreement and such Shareholder’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of such Shareholder and no other corporate or other organizational action on the part of such Shareholder is necessary to authorize the execution and delivery of this Agreement or for such Shareholder to perform its obligations under this Agreement. No approval by any holder of such Shareholder’s equity, membership or other interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

2.2    Governmental Filings; No Violations; Certain Contracts.

(a)    The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (B) compliance with any applicable rules of NASDAQ.

(b)    The execution and delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of the Shareholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (A) if such Shareholder is an entity, the organizational documents of the Shareholder, (B) any Contract to which such Shareholder is a party or by which the Shareholder or any of its properties, rights or other assets are subject or (C) any applicable Law.

2.3    Litigation. There are no pending or, to the knowledge of such Shareholder, threatened Legal Proceeding against such Shareholder that seek to enjoin, or are reasonably likely to have the effect of preventing, making illegal, or otherwise interfering with, any of such Shareholder’s obligations under this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Shareholder perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

2.4    Ownership of Company Common Stock; Voting Power. The Shareholder’s signature page hereto correctly sets forth the number of Subject Shares held of record and beneficially by the Shareholder as of the date of this Agreement. The Shareholder is the record and sole beneficial holder of all of its Subject Shares and, with respect to all Subject Shares capable of being voted, has full voting power and has full power of disposition with respect to all such Subject Shares free and clear of any Encumbrances, except for any such Encumbrance that may be imposed pursuant to (a) this Agreement or (b) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws. Except pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Charter, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Subject Shares.

2.5    Reliance. The Shareholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to each Shareholder party hereto, Parent and Merger Sub as follows:

3.1    Organization, Good Standing. The Company is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the State of Georgia.

3.2    Corporate Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and the Company’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or for the Company to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the

Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby, severally, and not jointly, represent and warrant to each Shareholder party hereto and the Company as follows:

4.1    Organization, Good Standing. Such Person is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization.

4.2    Corporate Authority. Such Person has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and such Person’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of such Person and no other corporate action on the part of such Person is necessary to authorize the execution and delivery of this Agreement or for such Person to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Person and constitutes a valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (whether considered in a proceeding at Law or in equity).

ARTICLE V

General Provisions

5.1    Termination. This Agreement and all obligations, covenants and agreements contained herein, including the voting agreements contemplated hereby and the proxies granted hereunder, shall automatically terminate and cease to be effective at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article IX thereof; and (c) the effective date of a written agreement duly executed and delivered by each of the parties hereto terminating this Agreement; provided, however, that in the case of any termination pursuant to the foregoing clause (a) Section 1.5 (Waiver of Appraisal Rights), Section 1.6 (Public Announcement) and Section 1.9 (Further Assurances) and this ARTICLE V shall survive such termination.

5.2    Modification or Amendment. This Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each of Parent, Merger Sub, the Company and each Shareholder with respect to whom such amendment or modification shall be effective and, in the case of a waiver, by the party against whom the waiver is to be effective.

5.3    Extension; Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.4    Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or, if by e-mail, upon written or electronic confirmation of receipt, in each case to the intended recipient as set forth below:

(a)    if to Parent or Merger Sub to:

Ardian North America Fund II GP, LLC 1370 Avenue of the Americas, 22nd Floor
New York, NY 10019

Attn:	Vincent Fandozzi and Todd Welsch
E-mail:	Vincent.Fandozzi@ardian.com
Todd.Welsch@ardian.com

with a copy (which will not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112

Attn:	Andrew Felner and John Tishler
E-mail:	afelner@sheppardmullin.com
jtishler@sheppardmullin.com

(b)    if to the Company to:

PRGX Global, Inc. 600 Galleria Parkway
Suite 100
Atlanta, GA 30339

Attn:	Ronald E. Stewart
E-mail:	Ron.Stewart@prgx.com

with a copy (which will not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, NE, Suite 3000 Atlanta, Georgia 30308

Attn:	David W. Ghegan and Kristen O’Connor
E-mail:	david.ghegan@troutman.com
kristen.oconnor@troutman.com

(c)    if to a Shareholder: as set forth on the signature page of such Shareholder.

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or e-mail address through a notice given in accordance with this Section 5.4, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.4 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.4.

5.5    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

5.6    Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. Each of the parties to this Agreement hereby agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the federal courts of the United States of America or the courts of the State of Georgia, in each case located in or for the city of Atlanta and county of Fulton (the “Chosen Courts”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

(b)    Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the rights of each party to under this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have at law or in equity, each party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement and to obtain or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege or assert, and each party hereby waives the defense, that there is an adequate remedy at law.

5.7    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

5.8    Entire Agreement. This Agreement and the Merger Agreement to the extent referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

5.9    No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

5.10    Expenses. Except as otherwise set forth in this Agreement or in the Merger Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the party incurring such expense.

5.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

5.12    Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary of Parent to be a constituent corporation of the Merger in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

5.13    Interpretation; Construction.

(a)    Headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

PLUTO ACQUISITIONCO INC.

By:

Name:

Title:

PLUTO MERGER SUB INC.

By:
Name:
Title:

PRGX GLOBAL, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

SHAREHOLDER

Signature of Shareholder (if an individual)	Signature of Person Signing for the Shareholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Printed Name of Shareholder	Name of Person Signing for the Shareholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Title of Person Signing for the Shareholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Signature of Shareholder’s Spouse (if applicable)	Printed Name of Shareholder’s Spouse (if applicable)

Total number of Shares held of record and beneficially by the Shareholder as of the date of this Agreement (December 24, 2020):

Shares

Address for Notices:

With copies to:

[Signature Page to Voting and Support Agreement]